12401 South 450 East	Avenida 16 de Julio No.1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Announces 25% Increase in Gold Production as
Momentum Builds at Cangalli Mine

Targeted Mining System Shows 88% Increase in Production Levels

SALT LAKE CITY, UTAH - (PR NEWSWIRE) - June 7, 2004 - Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Cangalli gold mine continued to increase its gold production by recovering 18,724 grams, or 602 troy ounces, of gold in May. The month’s production results were 25% better than the month before, and 49% better than two months ago.

        “Gold recoveries from TPS increased sharply last month,” stated Mac Delozier, VP for Bolivian operations. “Our TPS mining system is working as projected and significantly improving month after month.”

        The company’s Cangalli operation focused on its underground higher-grade production in May, recovering 90% of its gold from its TPS mining. Golden Eagle’s underground operations averaged 215 tpd over a 27-day work schedule, recovering 2.93 grams of gold per tonne, for a total gold production of 17,000 grams, or 547 troy ounces.

        The company chose to limit its open pit operations during the month due to a substantial increase in energy-related costs, which currently make the company’s underground mining more attractive. A total of 5,438 tonnes were processed from the open pit, with an average grade of .634 grams of gold per cubic meter, or .317 grams per tonne, producing 1,724 grams, or 55 troy ounces, of gold.

        Golden Eagle also announced that it has received a favorable Fairness Opinion from H.E. Dunham and Associates regarding the acquisition of the Gold Bar mill and plant. This is one of the final steps in Golden Eagle’s due diligence and the company is moving toward a closing date on the Gold Bar acquisition. Once the Gold Bar acquisition is completed, Golden Eagle believes that it will qualify for a potential listing on other national stock exchanges, and immediately intends to apply. In addition, once the Gold Bar mill and plant are added to Golden Eagle’s balance sheet, the company will apply for favorable grants and financing from U.S. governmental agencies to complete the dismantling, shipping and re-erection of the Gold Bar mill and plant on the company’s Buen Futuro property in Bolivia. Those agencies, with which Golden Eagle’s CEO met in Washington, D.C. during the week of May 17 through May 21, include: the Overseas Private Investment Corporation (OPIC), the Export-Import Bank (EXIM Bank) and the U.S. Trade and Development Agency (USTDA).

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining companylocated in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,000 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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